Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Names Jon Gross as Senior Vice President, Geosciences and TJ Thom to

Senior Vice President, Chief Financial Officer and Treasurer

New Orleans, Louisiana, June 4, 2010…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) announced effective today that Jonathan S. Gross has joined EPL as Senior Vice President, Geosciences and Tiffany J. Thom has been promoted to Chief Financial Officer and will continue to serve as a Senior Vice President and the Company’s Treasurer.

Gary C. Hanna, the Company’s CEO, said, “We are very pleased to have Jon Gross join EPL as part of our ongoing effort to further strengthen our management team. Jon brings a wealth of industry experience and leadership skills to EPL, and we expect those skills will enhance the execution of our business strategy. We are also pleased to announce the promotion of TJ Thom to the role of Chief Financial Officer. She is already an integral part of our management team, and we expect this expansion of her responsibilities will have a positive impact on the Company’s business at hand.”

Jonathan (Jon) S. Gross has over 28 years experience in domestic and international oil and gas exploration. Mr. Gross began his career in 1981 at Amoco Production Company working on a variety of exploration projects with the US and international basins. In 1999 he joined Cheniere Energy, Inc. in a variety of management roles dealing with geosciences, portfolio and technology management, contracting, operations, and processing quality control. From July 2008 to May 2009, Mr. Gross served as Vice President and Chief Operating Officer for Houston Exploration Services, Inc. (HESI), a Houston based subsidiary of Kuwait Energy Company (KEC), where he performed exploration services for KEC projects in Eurasia and the Middle East. Most recently, he was the President of Jexco LLC in Houston, Texas, where he provided geological and geophysical consulting services from June 2009 until the present. Mr. Gross holds a B.A. in Geophysical Science from the University of Chicago.

Tiffany J. (TJ) Thom has over 15 years of energy industry experience and joined EPL in October 2000 as a Senior Asset Management Engineer, and has advanced through positions of increasing responsibility since that time. She has most recently served as Senior Vice President, Treasurer and Principal Financial Officer. Prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company. Mrs. Thom holds a B.S. in Engineering from the University of Illinois and an M.B.A. in Management with a concentration in Finance from Tulane University.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the areas offshore Louisiana as well as the deepwater Gulf of Mexico in depths less than 5,000 feet. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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